SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

DEVCON INTERNATIONAL CORP.

(Name of Registrant as Specified in Its Charter)

DEVCON INTERNATIONAL CORP.

(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date Filed:

DEVCON INTERNATIONAL CORP.

1350 EAST NEWPORT CENTER DRIVE, SUITE 201

DEERFIELD BEACH, FLORIDA 33442

October 3, 2005

Dear Shareholder:

You are cordially invited to attend our 2005 annual meeting of shareholders, which will be held at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida on Friday, October 21, 2005 at 11:00 a.m., local time.

At the annual meeting, you will be asked to elect nine (9) persons to our board of directors to serve until the 2006 annual meeting or until their successors have been duly elected and qualified.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe in more detail the matters to be presented at the annual meeting.

The board of directors recommends that you vote in favor of the election of the nominated directors.

Please take this opportunity to become involved in the affairs of your company. Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

By Order of the Board of Directors,

Stephen J. Ruzika
Chief Executive Officer and President

DEVCON INTERNATIONAL CORP.

1350 EAST NEWPORT CENTER DRIVE, SUITE 201

DEERFIELD BEACH, FLORIDA 33442

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 21, 2005

To our shareholders:

Our 2005 annual meeting of shareholders will be held at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida on Friday, October 21, 2005 at 11:00 a.m., local time. At the annual meeting, our shareholders will act on the following matters:

(1)	Election of nine (9) members to our board of directors to serve until the 2006 annual meeting or until their successors have been duly elected and qualified; and

(2)	Any other matters that properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

We have fixed the close of business on September 12, 2005 as the record date for determining those shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

By Order of the Board of Directors,

Stephen J. Ruzika
Chief Executive Officer and President

Deerfield Beach, FL

October 3, 2005

YOUR VOTE IS IMPORTANT.

This is an important meeting and you are invited to attend the meeting in person. Whether or not you expect to be present at the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

DEVCON INTERNATIONAL CORP.

1350 East Newport Center Drive, Suite 201

Deerfield Beach, Florida 33442

PROXY STATEMENT

2005 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement contains information relating to our 2005 annual meeting of shareholders to be held on Friday, October 21, 2005, beginning at 11:00 a.m., local time, at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida, and to any adjournments or postponements. Our board of directors is soliciting your proxy with respect to the matters to be voted upon at this meeting. The approximate date that this proxy statement and the enclosed form of proxy are first being sent to shareholders is October 3, 2005.

You should review the information provided in this proxy statement together with our 2004 Annual Report, which accompanies this proxy statement. Our telephone number is (954) 429-1500.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will vote on the election of directors. In addition, we will report on our performance and respond to questions from our shareholders.

Who is entitled to vote at the meeting?

If you are the record holder of shares of our common stock at the close of business on September 12, 2005, the record date, you are entitled to vote at the annual meeting. Each share of our common stock is entitled to one vote with respect to all matters to be acted upon at the annual meeting.

Who can attend the meeting?

Only holders of our common stock as of the record date, or their duly appointed proxies, may attend. If your shares are held in the name of your broker or bank, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement, and valid picture identification.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of our common stock will constitute a quorum, permitting the meeting to conduct its business. As of the record date, we had issued and outstanding 5,962,501 shares of common stock. Proxies received, but marked as abstentions, and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting, but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The recommendation of the board of directors is set forth with the description of each proposal in this proxy statement. In summary, the board of directors recommends a vote:

•	for the election of the nominated slate of directors.

The board of directors does not know of any other matters that may be brought before the meeting. In the event that any other matter should properly come before the meeting or any board of directors nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each proposal?

Election of Directors. Directors will be elected by a plurality of the votes cast by the holders of the shares of common stock (one vote per share) represented in person or by proxy at the annual meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

Other Items. For each other item, the affirmative vote of a majority of the votes cast, either in person or by proxy, at the meeting by the holders of common stock (one vote per share) is required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

We will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of shares of our common stock held by these persons. We will reimburse these persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies without additional compensation by telephone or facsimile. We do not expect to pay any compensation for the solicitation of proxies.

How is the meeting conducted?

The Chairman has broad authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

Only holders of our common stock as of the record date, or their duly appointed proxies, may attend the annual meeting. Our principal executive offices are located at 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442, and our telephone number is (954) 429-1500. A list of shareholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any shareholder.

How are votes tabulated?

The votes will be tabulated and certified by our transfer agent: Registrar and Transfer Company.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information concerning us may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at the Public Reference Room, 100 F Street, N.E. Washington, DC 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding us, can be obtained from the Commission’s website at http://www.sec.gov or our website at www.devc.com under the Investor Relations section. In addition, we will provide without charge to each person to whom a copy of this proxy statement is delivered a copy of any of the foregoing documents (other than exhibits). Requests for such documents should be addressed to our Corporate Secretary at Devcon International Corp., 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.

SECURITY OWNERSHIP

Our voting securities outstanding as of the record date consisted of 5,962,501 shares of common stock. The following table shows as of the record date (or such other date indicated in the footnotes below), the number of shares beneficially owned and the percentage ownership of our common stock by the following:

(i)	each person known to us to own beneficially more than 5 percent of the outstanding shares of our common stock;

(ii)	each of our directors;

(iii)	each nominee for director (but does not take into account any options that would be granted to that nominee if elected at the annual meeting);

(iv)	our five most highly compensated executive officers who had annual salary and bonus for 2004 in excess of $100,000, referred to in this proxy statement as the named executive officers and our (1) current Chief Executive Officer and President, (2) our President of the Construction, Materials and Utilities Divisions and (3) our Interim Chief Financial Officer, none of whom were executive officers of the Company at our last annual meeting; and

(v)	all of our directors and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)
	Shares	Percent
Donald L. Smith, Jr. (3)	1,386,894	22.96%
Smithcon Family Investments, Ltd (4)	985,365	16.53%
Richard L. Hornsby (5)	108,499	1.81%
Gustavo R. Benejam (6)	19,000	*
James R. Cast (7)	12,000	*
W. Douglas Pitts (8)	26,000	*
Richard C. Rochon (9)	6,008,000	60.26%
Mario B. Ferrari (10)	6,008,000	60.26%
Per-Olof Lööf (11)	8,000	*
Stephen J. Ruzika (12)	959,311	14.23%
Kevin M. Smith (13)	198,248	3.31%
Donald L. Smith, III (14)	155,034	2.58%
Jan A. Norelid (15)	89,800	1.51%
Donald K. Karnes (16)	55,838	*
Coconut Palm Capital Investors I, Ltd. (17)	6,000,000	60.23%
CSS Group, Inc. (18)	650,000	9.83%
RPCP Investments, LLLP (19)	1,350,000	18.46%
Patricia L. Armstrong Trust (20)	381,659	6.39%
All directors, director-nominees and executive officers as a group (13 persons)	7,845,466	76.91%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the beneficial owners is 1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.
(2)	Unless otherwise indicated, each person or group has sole voting and investment power with respect to all such shares. For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by the person upon the exercise of warrants or options within 60 days of the record date. Each beneficial owner’s percentage is determined by assuming that options or warrants that are held by the person, but not those held by any other person, and which are exercisable within 60 days of the date of the table, have been exercised.
(3)	Mr. Smith’s holdings consist of (i) 305,481 shares directly owned by Mr. Donald L. Smith, Jr., (ii) 985,365 shares held by Smithcon Family Investments, Ltd., an entity controlled by Smithcon Investments, Inc., a corporation that is wholly owned by Mr. Smith, (iii) 17,628 shares held by Smithcon Investments and (iv) 78,420 shares issuable upon exercise of options that are presently exercisable and does not include 2,280 shares issuable upon exercise of options that will not be exercisable within 60 days of the record date.

(4)	All 985,365 shares held by Smithcon Family Investments, Ltd. are deemed beneficially owned by Donald L. Smith, Jr. and are included in the above table for each of Mr. Smith and Smithcon Family Investments, Ltd. See footnote (3) for a description of the relationship between Smithcon Family Investments, Ltd. and Mr. Smith.
(5)	Consists of (i) 78,499 shares directly owned by Mr. Hornsby and (ii) 30,000 shares issuable upon exercise of an option that is presently exercisable, granted by Mr. Donald L. Smith, Jr., to Mr. Hornsby to purchase shares of Mr. Smith’s common stock at an exercise price of $2.33 per share.
(6)	Consists of (i) 10,000 shares owned by Mr. Benejam and (ii) 9,000 shares issuable upon exercise of options that are presently exercisable.
(7)	Consists of (i) 3,000 shares owned by Mr. Cast and (ii) 9,000 shares issuable upon exercise of options that are presently exercisable.
(8)	Consists of (i) 17,000 shares owned by Mr. Pitts and (ii) 9,000 shares issuable upon exercise of options that are presently exercisable.
(9)	Consists of (i) 83,333 shares owned by Mr. Rochon, (ii) 8,000 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date and (iii) 83,333 shares issuable upon exercise of presently exercisable warrants. Additionally, includes 1,350,000 shares of common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. Assumes beneficial ownership of such shares is attributed to Mr. Rochon due to Mr. Rochon’s status as an officer and a director of RPCP Investments, Inc., the general partner of RPCP Investments, LLLP, and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP Investments, LLLP. Mr. Rochon disclaims beneficial ownership of these shares. Also, includes 2,000,000 shares of common stock and an additional 4,000,000 shares of common stock issuable upon exercise of presently exercisable warrants, all of which are beneficially owned, but not owned of record, by Coconut Palm Capital Investors I, Ltd. Coconut Palm Capital Investors I, Ltd.’s beneficial ownership of these shares and warrants is solely attributed to a voting arrangement among the limited partners of Coconut Palm Capital Investors I, Ltd. granting its general partner, Coconut Palm Capital Investors I, Inc., a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Assumes beneficial ownership of such shares is attributed to Mr. Rochon due to Mr. Rochon’s status as the sole shareholder and an officer and a director of Coconut Palm Capital Investors I, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by Coconut Palm Capital Investors I, Ltd. Mr. Rochon disclaims beneficial ownership of these shares. The information with respect to Coconut Palm Capital Investors I, Ltd. and RPCP Investments, LLLP is based solely on an Amendment No. 2 to Schedule 13D, dated July 8, 2005.
(10)	Includes 8,000 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date. Additionally, includes 1,350,000 shares of common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. Assumes beneficial ownership of such shares is attributed to Mr. Ferrari due to Mr. Ferrari’s status as an officer and a director of RPCP Investments, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP Investments, LLLP. Mr. Ferrari disclaims beneficial ownership of these shares. Also, includes 2,000,000 shares of common stock and an additional 4,000,000 shares of common stock issuable upon exercise of presently exercisable warrants, all of which are beneficially owned, but not owned of record, by Coconut Palm Capital Investors I, Ltd. Coconut Palm Capital Investors I, Ltd.’s beneficial ownership of these shares and warrants is solely attributed to a voting arrangement among the limited partners of Coconut Palm Capital Investors I, Ltd. granting its general partner, Coconut Palm Capital Investors I, Inc., a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Assumes beneficial ownership of such shares is attributed to Mr. Ferrari due to Mr. Ferrari’s status as an officer and a director of Coconut Palm Capital Investors I, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by the limited partners of Coconut Palm Capital Investors I, Ltd. due to a voting arrangement granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Mr. Ferrari disclaims beneficial ownership of these shares. The information with respect to Coconut Palm Capital Investors I, Ltd. and RPCP Investments, LLLP is based solely on an Amendment No. 2 to Schedule 13D, dated July 8, 2005.
(11)	Consists of 8,000 shares issuable upon exercise of options that are presently exercisable.
(12)	Consists of (i) 181,533 shares directly held by Mr. Ruzika, (ii) 16,667 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date and does not include 33,333 shares issuable upon exercise of options that will not be exercisable within 60 days of the record date and (iii) 111,110 shares issuable upon exercise of presently exercisable warrants. Also, includes 650,000 shares of common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by CSS Group, Inc. Assumes beneficial ownership of such shares is attributed to Mr. Ruzika due to Mr. Ruzika’s status as an officer and a director of CSS Group and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by CSS Group. Mr. Ruzika disclaims beneficial ownership of these shares. In addition, Mr. Ruzika owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has entered into a voting arrangement with the other limited partners of Coconut Palm granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the shares of our common stock that he owns of record. The information with respect to CSS Group, Inc. is based solely on Schedule 13D, dated July 29, 2005.

(13)	Includes (i) 108,948 shares directly owned by Mr. Kevin M. Smith and his wife, (ii) 63,600 shares beneficially owned that are held in trust by Kevin M. Smith for the benefit of his children, to which latter shares Mr. Smith disclaims beneficial ownership, and (iii) 25,700 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date. The information with respect to Mr. Smith is based solely on previously filed Form 4’s and his Separation Agreement with us, which became effective on June 15, 2005.
(14)	Includes (i) 63,964 shares directly owned by Mr. Donald L. Smith, III and his wife, (ii) 38,200 shares beneficially owned that are held in trust by Donald L. Smith, III for the benefit of his children, to which latter shares Mr. Smith disclaims beneficial ownership and (iii) 52,870 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date and does not include 25,780 shares issuable upon exercise of options that will not be exercisable within 60 days of the record date.
(15)	The address for Mr. Norelid is 2840 Northeast 25th Court, Ft. Lauderdale, Florida 33305. Includes 89,800 shares directly owned by Mr. Norelid.
(16)	Consists of (i) 36,394 shares owned by Mr. Karnes and (ii) 19,444 shares issuable upon exercise of presently exercisable warrants. Mr. Karnes owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has entered into a voting arrangement with the other limited partners of Coconut Palm granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of his shares of our common stock.
(17)	The address for Coconut Palm Capital Investors I, Ltd. is 595 South Federal Highway, Suite 600, Boca Raton, Florida 33432. Consists of 2,000,000 shares of our common stock and an additional 4,000,000 shares of our common stock issuable upon exercise of presently exercisable warrants, all of which are beneficially owned, but not owned of record, by Coconut Palm. In addition, beneficial ownership of such shares may be attributed to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., due to a voting arrangement granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Beneficial ownership may also be attributed to Messrs. Rochon and Ferrari as described in footnotes (9) and (10) above. Messrs. Rochon and Ferrari disclaim beneficial ownership of these shares. The information with respect to Coconut Palm is based solely on an Amendment No. 2 to Schedule 13D, dated July 8, 2005.
(18)	Consists of 650,000 shares of our common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by CSS Group. In addition, beneficial ownership may be attributed to Mr. Ruzika as described in footnote (12) above. The information with respect to CSS Group is based solely on Schedule 13D, dated July 29, 2005.
(19)	The address for RPCP is 595 South Federal Highway, Suite 600, Boca Raton, Florida 33432. Consists of 1,350,000 shares of our common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. In addition, beneficial ownership of such shares may be attributed to RPCP Investments, Inc., the general partner of RPCP, due to its power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP. Beneficial ownership may also be attributed to Messrs. Rochon and Ferrari as described in footnotes (9) and (10) above, respectively. The information with respect to RPCP is based solely on an Amendment No. 2 to Schedule 13D, dated July 8, 2005.
(20)	Consists of (i) 372,659 shares and (ii) 9,000 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date, all of which were formerly owned by Mr. Robert D. Armstrong, a former director of ours, who passed away on May 21, 2005.

Voting Arrangement

On April 4, 2005, one of our shareholders, Coconut Palm Capital Partners I, Ltd., distributed an aggregate of 396,674 shares of our common stock plus warrants to purchase 396,674 additional shares of our common stock (the “First Distribution”) to its limited partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s limited partners paid to Coconut Palm an aggregate of $1,000.00 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Coconut Palm’s limited partners (the “Limited Partners”) include Coconut Palm Capital Investors I, Inc., CSS Group, Inc., RPCP Investments, LLLP as well as Messrs. Ruzika, Rochon, Ferrari and Karnes. In connection with the First Distribution, Coconut Palm’s Limited Partners granted to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the Limited Partners at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders.

Subsequently, on April 14, 2005, Coconut Palm distributed an aggregate of 19,992 shares of our common stock plus warrants to purchase 19,992 additional shares of our common stock (the “Second Distribution”) to its Limited Partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s Limited Partners paid to Coconut Palm an aggregate of $250.00 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Similar to the First Distribution, in connection with the Second Distribution, Coconut Palm’s Limited Partners granted to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the Limited Partners at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders.

Finally, on June 28, 2005, Coconut Palm distributed 1,583,334 shares of our common stock plus warrants to purchase 3,583,334 additional shares of our common stock (the “Third Distribution”) to its Limited Partners in exchange for the redemption of their respective limited partnership interests. No payment was made by the Limited Partners to Coconut Palm in connection with the Third Distribution. Coconut Palm’s Limited Partners did, however, grant to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the Limited Partners at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS; NOMINEES AND CONTINUING DIRECTORS

Our Amended and Restated Articles of Incorporation provide that the number of directors to serve on our board of directors shall be determined by the board of directors and shall be at least five. Currently, the number of directors authorized to serve on our board of directors is nine.

We are seeking shareholder election of nine members to our board of directors. If elected, the nominees shall serve until the 2006 annual meeting of our shareholders, expected to be held in June 2006, or until their successors have been duly elected and qualified. Messrs. Gustavo R. Benejam, James R. Cast, Mario B. Ferrari, Richard L. Hornsby, Per-Olof Lööf, W. Douglas Pitts, Richard C. Rochon and Donald L. Smith, Jr. currently serve as directors and have been reviewed and recommended for nomination by our Nominating and Corporate Governance Committee and nominated by our board of directors for re-election at the annual meeting. Mr. Karnes is a director nominee. Mr. Robert D. Armstrong recently passed away and, thus, is not standing for re-election.

In the event that any nominee should become unable or unwilling to serve as a director, the proxy will be voted for the election of those person or persons as shall be recommended by our board of directors or, if no recommendation is given, in accordance with their best judgment. All nominees for election as a director are current members of our board of directors except for Mr. Karnes and those nominees that are elected will hold office until the 2006 annual meeting of our shareholders, expected to occur in June 2006, or until their successors have been duly elected and qualified.

Donald L. Smith, Jr., a co-founder of ours, has served as our Chairman of the Board since our formation in 1951. From 1951 until April 2005, he also served as our Chief Executive Officer, and from 1951 until October 2004, he served as our President.

Richard L. Hornsby, a director of ours since 1975, served as our Executive Vice President from March 1989 to December 2004. Mr. Hornsby served as our Vice President from August 1986 to February 1989. From September 1981 until July 1986 he was Financial Manager of R.O.L., Inc. and L.O.R., Inc., companies primarily engaged in various private investment activities. He has been a director of ours since 1975 and served as Vice President – Finance from 1972 to 1977.

W. Douglas Pitts, a director of ours since 1996, is Chairman of the Board and Chief Executive Officer of Courtelis Company, which is engaged primarily in various real estate development activities. Prior to his selection as Chairman of the Board and Chief Executive Officer in December 1995, Mr. Pitts served as Executive Vice President and Chief Operating Officer of Courtelis Company from 1983 to 1995.

James R. Cast, a director of ours since 2003, is owner of his own CPA firm, specializing in business acquisitions and general tax matters. Prior to that, from 1972 to 1994, he was with KPMG LLP, with his last position as Senior Tax Partner in Charge of the South Florida practice. He was also the coordinator of KPMG’s South Florida Mergers & Acquisitions practice. He currently serves as Chairman of the Finance Committee and on the Board of the Covenant House of Florida, a charitable organization. Mr. Cast has an MBA degree from the Wharton School at the University of Pennsylvania.

Gustavo R. Benejam, a director of ours since 2003, is currently providing consulting services to various companies. Prior to that, from February 2000 to October 2002, he served as Chief Operating Officer of AOL Latin America, and prior to that, from October 1996 to February 2000, he served as Regional Vice President for Frito Lay’s Caribbean division. Mr. Benejam has also worked in various positions for Pepsico, including as Pepsico’s President – Latin America. Mr. Benejam has an MBA from Indiana University.

Richard C. Rochon, a director of ours since 2004, is currently Chairman and Chief Executive Officer of Royal Palm Capital Partners, a private investment and management firm. Effective April 29, 2005, Mr. Rochon is also a director and officer of Coconut Palm Acquisition Corp., a blank check company. Previously, Mr. Rochon served for 14 years as President of Huizenga Holdings, Inc. a management and holding company owned by H. Wayne Huizenga. Mr. Rochon was a seventeen-year veteran of the Huizenga organization, joining in 1985 as Treasurer and promoted to President in 1988. Huizenga Holdings’ investments included several publicly-held companies that became market leaders in their respective industries, including Blockbuster Entertainment Corporation, Republic Waste Industries, Inc., AutoNation, Inc., and Boca Resorts, Inc. Mr. Rochon has also served as sole director for many of Huizenga Holdings’ portfolio companies and has served as Vice Chairman of Huizenga Holdings. Mr. Rochon continues to serve as a director of publicly-held Sunair Electronics, Inc., Century Business Services, Inc. and Bancshares of Florida, Inc. From 1979 until 1985 Mr. Rochon was employed as a certified public accountant by the public accounting firm of Coopers & Lybrand L.L.P. Mr. Rochon received his B.S. in Accounting from Binghamton University (formerly State University of New York at Binghamton) in 1979 and his Certified Public Accounting designation in 1981.

Mario B. Ferrari, a director of ours since 2004, is currently a Principal at Royal Palm Capital Partners, a private investment and management firm. Effective April 29, 2005, Mr. Ferrari is also a director and officer of Coconut Palm Acquisition Corp., a blank check company. Prior to joining Royal Palm Capital Partners in 2002, he worked as an investment banker with Morgan Stanley & Co. from 2000 to 2002, where he served as a founding member of the Private Equity Placement Group. Previously from 1997 thru 1999, Mr. Ferrari was co-founder of PowerUSA, LLC, a retail energy services company. Mr. Ferrari has a B.S. in Finance and International Business, magna cum laude, from Georgetown University.

Per-Olof Lööf, a director of ours since 2004, was named Chief Executive Officer and director of South Carolina based KEMET Corporation effective April 4, 2005. Mr. Lööf is also Managing Partner with The QuanStar Group, a strategic management consulting firm in New York City. He is also the chairman of the board of Fifth Taste Concepts LLC, a Florida-based restaurant company. From 2001 to 2004, Mr. Lööf was a Senior Vice President of TYCO Security Systems, a subsidiary of TYCO International Ltd. From August 1999 to November 2001, Mr. Lööf was President and Chief Executive Officer of Sensormatic Electronics, Inc., a leading company in the electronic security industry. During his tenure, he successfully led the company through a turnaround and managed a successful acquisition of Sensormatic by TYCO International Ltd. From 1995 to June 1999, Mr. Lööf was Senior Vice President of NCR’s Financial Solutions Group, a supplier to the retail financial services industry. From 1994 to 1995, Mr. Lööf was President and Chief Executive Officer of AT&T Istel Co., a Europe-based provider of integrated computing and communication services. From 1982 to 1994, Mr. Lööf held a variety of management positions with Digital Equipment Corporation, including Vice President of Sales and Marketing for Europe and Vice President, Financial Services Enterprise for Europe. Mr. Lööf holds a MSc degree in economics and business from the Stockholm School of Economics.

Donald K. Karnes, a director nominee, is currently a director of Ameripride Services Inc., a uniform rental business. Mr. Karnes has been a member of the board of directors of Ameripride Services since 2003 and has served on its audit committee and nominating committee. From 1996 to 2004, Mr. Karnes served as Group President of TruGreen Companies L.L.C., which included the divisions of TruGreen LawnCare and TruGreen LandCare. Mr. Karnes also served as President of Terminix International Company L.P. from 1996 to 2000. In 1997, Mr. Karnes was named Chief Operating Officer of Terminix International. Prior to holding office with Terminix International and TruGreen Companies, Mr. Karnes was the President and Chief Operating Officer of a division of TruGreen Companies, TruGreen ChemLawn, from 1991 to 1996. During such time, TruGreen Companies acquired ChemLawn and Mr. Karnes led the successful combination and integration of the two companies.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002, which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. In addition, Nasdaq has enacted changes to its corporate governance and listing requirements which changes have been approved by the Securities and Exchange Commission. In response to these actions, our board of directors has initiated the below actions consistent with certain of the proposed rules.

Independent Directors

Until the death of Mr. Robert D. Armstrong in May 2005, a majority of the members of our board of directors were independent according to the new Nasdaq Corporate Governance rules. In particular, our board of directors has, in the past, evaluated, and our nominating committee will, in the future, evaluate, periodically the independence of each member of the board of directors. We anticipate that upon the election of the proposed slate of directors, including Mr. Karnes, a director nominee, our board of directors will be comprised of a majority of independent directors.

The committee or board analyzes whether a director is independent by evaluating, among other factors, the following:

1.	Whether the member of the board of directors has any material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us;

2.	Whether the member of the board of directors is a current employee of ours or was an employee of ours within three years preceding the date of determination;

3.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a present internal or external auditor of ours or any affiliate of such auditor, or (ii) any former internal or external auditor of ours or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

4.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which an executive officer of ours serves on the compensation committee of another company that concurrently employs the member as an executive officer;

5.	Whether the member of the board of directors receives any consulting, advisory, or other compensatory fee from us, other than in his or her capacity as a member of our audit committee, our board of directors or any other board committee or fixed amounts of compensation under a retirement plan (including deferred compensation for prior service with us) and reimbursement for reasonable expenses incurred in connection with such service and for reasonable educational expenses associated with board or committee membership matters;

6.	Whether the member is an executive officer of ours or owns specified amounts of our securities – for purposes of this determination, a member will not lose his or her independent status due to levels of stock ownership so long as the member owns 10% or less of our voting securities or we determine that this member’s ownership above the 10% level does not affect his or her independence;

7.	Whether an immediate family member of the member of the board of directors is a current executive officer of ours or was an executive officer of ours within three years preceding the date of determination;

8.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) a present internal or external auditor of ours or any affiliate of ours, or (ii) any former internal or external auditor of ours or any affiliate of ours which performed services for us within three years preceding the date of determination; and

9.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which an executive officer of ours serves on the compensation committee of another company that concurrently employs the immediate family member of the member of the board of directors as an executive officer.

The above list is not exhaustive and the committee considers all other factors which could assist it in its determination that a director has no material relationship with us that could compromise that director’s independence.

As a result of this review, our board of directors affirmatively determined that W. Douglas Pitts, Gustavo R. Benejam, James R. Cast and Per-Olof Lööf are independent of Devcon and our management under the standards set forth above. Our board of directors also anticipates that upon the election of Mr. Karnes, a director nominee, Mr. Karnes will be independent of Devcon and our management. Donald L. Smith, Jr. and Richard L. Hornsby are considered inside directors because of their present and past employment as a senior executive of ours. Richard C. Rochon and Mario B. Ferrari are considered non-independent outside directors because of their relationship with Coconut Palm Capital Partners I, Ltd., an entity that is deemed to beneficially own, but not own of record, approximately 60% of our shares of common stock as of the record date. Messrs. Rochon and Ferrari are officers and directors of Coconut Palm’s general partner, Coconut Palm Capital Investors I, Inc., which possesses a proxy to vote, in its sole discretion, a significant portion of the shares of our common stock owned by the limited partners of Coconut Palm. Mr. Cast was determined to be independent in accordance with the Nasdaq rules and regulations concerning independence, but not in accordance with the independence rules and regulations enacted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for membership on our audit committee due to specified fees Mr. Cast has received from us and our affiliates for work conducted for us outside of his role as a director. As a result of this analysis Messrs. Smith, Hornsby, Cast, Rochon and Ferrari are precluded from sitting on our audit committee.

Our non-management directors hold meetings, separate from management, and intend to continue holding such meetings at least two times a year.

Directors’ Fees

We pay each of our directors an annual retainer for board service of $9,000, except for our Chairman, Donald L. Smith, Jr., who is paid $35,000. Members of our audit committee receive an additional annual retainer of $5,000 in June, except for the chairman of that committee whose additional annual retainer equals $7,500. Compensation committee and nominating committee members receive an additional $1,000 annual retainer, except for the chairman of each of these committees who receives an additional $2,000 annual retainer. Non-employee directors also receive attendance fees in an amount equal to $500 per in-person meeting and $250 per telephonic meeting attended by such directors. Amounts paid to our directors, including the chairmen of the committees of the board of directors may be increased by action of the board.

A new non-employee director will be granted an option to purchase 8,000 shares of our common stock upon the commencement of service as a director from a stock option plan then in effect. In addition, each non-employee director is granted options to purchase 1,000 shares of our common stock after each of our annual meetings as well as a grant of 500 shares of our common stock annually. Options are granted at an exercise price equal to the closing market price on the day preceding the grant date.

Board Meetings

During the year ended December 31, 2004, our board of directors held 12 meetings and took one action by unanimous written consent. During 2004, except for Per-Olof Lööf, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of our board of directors held during the period he served on the board and (ii) the number of meetings of committees of the board held during the period he served on such committees. Our board of directors has three standing committees – the audit committee, the compensation committee and the nominating committee.

Audit Committee

Our audit committee is comprised of three non-employee members of our board of directors. After reviewing the qualifications of the current members of our audit committee, and any relationships they may have with us that might affect their independence from us, our board of directors has determined that:

(1)	all current committee members are “independent” as that concept is defined in the applicable rules of Nasdaq and the Securities and Exchange Commission,

(2)	all current committee members are financially literate, and

(3)	Mr. Gustavo R. Benejam qualifies as an “audit committee financial expert” under the applicable rules of the Securities and Exchange Commission. In making the determination as to Mr. Benejam’s status as an audit committee financial expert, our board of directors determined he has accounting and related financial management expertise within the meaning of the aforementioned rules as well as the listing standards of Nasdaq.

Messrs. Pitts, Armstrong and Benejam comprised our audit committee until the death of Mr. Armstrong on May 21, 2005. Mr. Per-Olof Lööf was appointed to fill Mr. Armstrong’s vacancy on the audit committee. The audit committee held 9 meetings and took no actions by unanimous written consent during 2004. The duties and responsibilities of our audit committee include (a) monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance, (b) monitoring the independence and performance of our independent registered public accounting firm and our internal audit functions, (c) providing an avenue of communication among our independent registered public accounting firm and management, and (d) having the sole authority to appoint, determine funding for, and oversee our outside auditors. The audit committee has amended its charter to conform to the final corporate governance rules issued by the Securities and Exchange Commission and Nasdaq concerning audit committees. This amended charter was filed with our proxy statement for the year ended December 31, 2003, dated June 12, 2004, and is available on our website at www.devc.com. A copy of this charter may be obtained for no cost upon request from our Corporate Secretary. Our internet website and the information contained in it are not incorporated into this proxy statement.

KPMG LLP, our independent registered public accounting firm, reports directly to the audit committee. Any allowable work to be performed by KPMG outside of the scope of the regular audit is pre-approved by the audit committee. The audit committee will not approve any work to be performed that is in violation to the Securities Exchange Act of 1934, as amended.

The audit committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and our independent registered public accounting firm prior to the filing of officers’ certifications with the Securities and Exchange Commission to receive information concerning, among other things, material weaknesses and significant deficiencies in the design or operation of internal controls.

The audit committee has through the Code of Ethical Conduct enabled confidential and anonymous reporting of improper activities directly to the audit committee.

Compensation Committee

The membership of our compensation committee in 2004 consisted of Messrs. Cast, Pitts and Lööf.

The compensation committee held 3 meetings and took 1 action by unanimous written consent during 2004. This committee administers the 1992 and 1999 stock option plans and has the power and authority to (a) determine the persons to be awarded options and the terms thereof and (b) construe and interpret the 1992 and 1999 stock option plans. Additionally, this committee is responsible for the final review and determination of executive compensation.

All members of the compensation committee are considered independent under Nasdaq’s independence rules. This committee is governed by a charter which may be obtained for no cost upon request from our Corporate Secretary.

Nominating Committee and Procedures

The membership of our nominating committee during 2004 consisted of Messrs. Cast, Armstrong and Benejam. Mr. Armstrong passed away on May 21, 2005. We anticipate the position of Mr. Armstrong on our nominating committee will be replaced subsequent to this annual meeting.

The nominating committee held 1 meeting and took no actions by unanimous written consent during 2004. The purpose of this committee is to define the basic responsibilities and qualifications of individuals nominated and elected to serve as members of our board of directors, to identify and nominate individuals qualified to become directors in accordance with these policies and guidelines and oversee the selection and composition of committees of our board of directors. The nominating committee is governed by a charter adopted by our board of directors.

The nominating committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. This committee also has the sole authority to retain and to terminate any search firm to be used to assist in identifying candidates to serve as trustees from time to time. A shareholder who wishes to recommend a prospective nominee for the board should notify our Corporate Secretary or any member of our nominating committee in writing with whatever supporting material the shareholder considers appropriate. The nominating committee also considers whether to nominate any person nominated by a shareholder under the provisions of our bylaws relating to shareholder nominations as described in the section entitled “Information Concerning Shareholder Proposals” in this proxy statement. The nominating committee does not solicit director nominations.

Once the nominating committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of our board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the committee determines, in consultation with the Chairman of the Board and other board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the committee. The committee then evaluates the prospective nominee against the standards and qualifications set out by the nominating committee for board membership.

The committee will also consider other relevant factors as it deems appropriate, including the current composition of the board, the balance of management and independent trustees, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee will make a recommendation to the full board as to the persons who should be nominated by the board, and the board will determine the nominees after considering the recommendation and report of the committee.

While there are no formal procedures for shareholders to recommend nominations beyond those set forth in the section entitled “Information Concerning Shareholder Proposals” in this proxy statement, our board of directors will consider shareholder recommendations. These recommendations should be addressed to the chairman of our nominating committee who will submit these nominations to the independent members of our board of directors for review.

All members of our nominating committee are considered independent under Nasdaq’s independence rules. This committee is governed by a charter which may be obtained for no cost upon request from our Corporate Secretary.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees are bound by this Code of Ethical Conduct, violations of which may be reported to the audit committee. The Code of Ethical Conduct includes provisions applicable to our senior executive officers consistent with the Sarbanes-Oxley Act of 2002. This Code of Ethical Conduct is available on our website

www.devc.com. We intend to post on our website amendments to or waivers from our Code of Ethical Conduct. This Code of Ethical Conduct also may be obtained without charge upon written request made by such person addressed to our Corporate Secretary at Devcon International Corp., 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.

Personal Loans to Executive Officers and Directors

We comply with and will operate in a manner consistent with legislation prohibiting extensions of credit in the form of a personal loan to or for our directors and executive officers. For information on arrangements we currently have in place, see “Certain Relationships and Related Transactions” below.

Communications with Shareholders

We have no formal policy regarding attendance by our directors at annual meetings of shareholders, although most of our directors have historically attended those meetings. Except for Per-Olof Lööf, all of our directors attended the 2004 Annual Meeting of Shareholders. Anyone who has a concern about Devcon’s conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chairman of the Board, our non-management directors or the audit committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone. All such concerns will be forwarded to the appropriate directors for their review and will be simultaneously reviewed and addressed by our chief financial officer in the same way that other concerns are addressed by us. Our Code of Ethical Conduct prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

DIRECTORS; EXECUTIVE OFFICERS

Our directors and executive officers and nominees for director, as of the record date, are as follows:

Name	Age	Position(s) held with the Company
Donald L. Smith, Jr.	83	Chairman of the Board
Richard L. Hornsby	69	Director
W. Douglas Pitts	65	Director
James R. Cast	56	Director
Gustavo R. Benejam.	49	Director
Richard C. Rochon	48	Director
Mario B. Ferrari	27	Director
Per-Olof Lööf	54	Director
Donald K. Karnes	54	Director Nominee
Stephen J. Ruzika	49	Chief Executive Officer and President
David Rulien	52	President – Construction and Materials
Robert C. Farenhem	34	Interim Chief Financial Officer
Ronald Lakey	50	Vice President – Business Development
Donald L. Smith, III	52	Vice President – Construction Division

The business experience of each of Messrs. Smith, Jr., Hornsby, Pitts, Cast, Benejam, Rochon, Ferrari, Lööf and Karnes appears under the caption “Proposal 1 — Election of Directors; Nominees and Continuing Directors” above.

Stephen J. Ruzika has been the Chief Executive Officer of the Company effective April 29, 2005. Effective April 29, 2005, Mr. Ruzika is also director and officer of Coconut Palm Acquisition Corp., a blank check company. From October 2004 to April 2005, Mr. Ruzika had been the President and Principal Financial and Accounting Officer of the Company. Mr. Ruzika has also been President of Devcon Security Holdings, Inc. since October 2004 and was the Executive Vice President of the Company from July 2004 to October 2004. Prior to that, from August 1998 to July 2004, Mr. Ruzika served as Chairman and Chief Executive Officer of Congress Security Services Inc. Congress, through its subsidiaries, including Security Equipment Company, Inc., which was acquired by the Company on July 30, 2004, provides employment screening and paperless workflow services to major corporate clients in North America. Prior to that, from November 1997 to August 1998, Mr. Ruzika served as Chief Executive Officer of Carlisle Holdings Limited (formerly known as BHI Incorporated), a Nasdaq-listed company. Mr. Ruzika is the former Chief Financial Officer (1989-1997) of ADT Limited and President of ADT Security Services, Inc., and has over 20 years of experience in the security services industry.

David R. Rulien has been President of Construction and Materials since October 2004. Prior to being named to his current position, from March 1, 2004 to October 2004, he served as an assistant to Donald L. Smith, Jr., our Chairman. From February 2003 to March 2004, Mr. Rulien served us in a consulting capacity as President of DRR Advisors LLC, advising us with respect to our utility/desalination business. From August 2001 to December 2003, Mr. Rulien served as Chief Executive Officer of FishingLife, Inc. (“FishingLife”), an online retailer. From January 1999 to July 2001, he served as Vice President – Business Development of FishingLife. Prior to his tenure with FishingLife, from November 1996 to December 1999, Mr. Rulien served as Chief Executive Officer of Wave Communications, a company which sold prepaid wireless services.

Robert C. Farenhem became our Interim Chief Financial Officer effective April 18, 2005. Mr. Farenhem is also a Principal and Chief Financial Officer of Royal Palm Capital Partners and, effective April 29, 2005, Mr. Farenhem is also director and officer of Coconut Palm Acquisition Corp., a blank check company. He joined Royal Palm Capital Partners in April 2003. Prior to that, he was Executive Vice President of Strategic Planning and Corporate Development for Bancshares of Florida and Chief Financial Officer for Bank of Florida from February 2002 through April 2003. Previously, Mr. Farenhem was an Investment Banker with Bank of America Securities from October 1998 through February 2002.

Ronald G. Lakey has been our Vice President – Business Development since April 13, 2005. Prior to that from February 2005 to April 2005 he served as our Chief Financial Officer. From February 2004 until January 2005, Mr. Lakey served on the board of directors and as chief financial officer of Alice Ink, Inc., a privately held consumer products company. From July 1987 to August 1997 he served in various financial and operational positions for various ADT Limited subsidiaries, including chief operating officer for its operations in Canada and eleven European countries. Mr. Lakey has over 15 years of experience in the electronic security services industry. Prior to joining Alice Ink, Inc. and following his time at ADT, Mr. Lakey was retired.

Donald L. Smith, III, son of our Chairman, was appointed our Vice President – Construction Operations in December 1992. Mr. Smith joined us in 1976 and has served in supervisory and managerial positions within our Company since that time.

Our officers are elected annually by our board of directors and serve at the discretion of our board of directors. There are no arrangements or understandings with respect to the selection of officers or directors.

Donald L. Smith, III is the son of Donald L. Smith, Jr., our Chairman. We also employ another child and a daughter-in-law of Donald L. Smith, Jr. and a brother-in-law to Donald L. Smith, III. Aside from the foregoing, there are no family relationships between any of our directors and executive officers.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10 percent shareholders are required by the rules and regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of these reports furnished to us and representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the years ended December 31, 2004, 2003 and 2002, the aggregate compensation awarded to, earned by or paid to: (i) Donald L. Smith, Jr., our Chairman and a Director and former Chief Executive Officer and President; (ii) Stephen J. Ruzika, our Chief Executive Officer and President; (iii) Richard L. Hornsby, our former Executive Vice President and a Director; (iv) Jan A Norelid, our former Chief Financial Officer; (v) Kevin M. Smith, our former Vice President – Materials Division, who is the son of Donald L. Smith, Jr.; and (vi) Donald L. Smith, III, our Vice President – Construction Division., who is also the son of Donald L. Smith, Jr. We refer to these executive officers as our named executive officers. We did not grant any stock appreciation rights or make any long-term incentive plan payouts during these years; amounts shown for Mr. Hornsby and Mr. Norelid have been accrued in the years indicated and will be paid out over time.

	Annual Compensation			Other annual compensation ($)(1)	Long-term compensation		All other compensation ($)(2)
Name and Principal Position	Fiscal year	Salary $	Bonus ($)		Awards Securities underlying options	Payouts LTIP ($)
Donald L. Smith, Jr.	2004	300,000	—	40,000	—	—	11,598
Chairman of the Board	2003	300,000	—	57,500	—	—	8,206
and former CEO/President	2002	300,000	—	40,000	5,700	—	8,252
Stephen J. Ruzika (3)	2004	135,000	—	—	50,000	—	—
CEO and President	2003	—	—	—	—	—	—
	2002	—	—	—	—	—	—
Richard L. Hornsby (4)	2004	190,000	—	13,500	—	—	295,225
former Executive Vice	2003	190,000	—	13,500	—	—	239,217
President	2002	190,000	—	9,000	5,700	—	22,376

	Annual Compensation			Other annual compensation ($)(1)	Long-term compensation		All other compensation ($)(2)
Name and Principal Position	Fiscal year	Salary $	Bonus ($)		Awards Securities underlying options	Payouts LTIP ($)
Jan A. Norelid (5)	2004	180,000	25,000	5,000	—	—	376,63
former Chief Financial	2003	180,000	5,000	5,000	20,000	—	6,272
Officer	2002	164,615	15,000	5,000	5,700	—	3,715
Kevin M. Smith (6)	2004	165,000	—	5,000	—		6,228
former Vice President —	2003	140,000	—	5,000	20,000	—	4,547
Materials Division	2002	134,882	5,000	5,000	5,700	—	4,397
Donald L. Smith, III	2004	165,000	25,000	5,000	—	—	6,485
Vice President —	2003	140,000	5,000	5,000	20,000	—	4,818
Construction Division	2002	133,780	—	5,000	5,700	—	5,277

(1)	Does not include the dollar value of personal benefits, such as the cost of automobiles and health insurance, the aggregate value of which for each named executive officer was less than 10% of such executive officer’s salary and bonus. Includes $8,500 for Mr. Hornsby, representing a retainer paid to all directors other than Mr. Smith, Jr., and $35,000 in board fees paid to Mr. Smith, Jr., as well as $5,000 per year for Messrs. Smith, Jr., Hornsby, Norelid, K. Smith, and Smith III for service on a management policy committee.
(2)	Represents (i) the cost of term and non-term life insurance coverage paid to the insurance company as premiums for policies on the lives of Messrs. Hornsby and Smith III in 2002 and 2001 pursuant to split dollar life insurance policies on the lives of such executive officers, (ii) our match of a 401(k) contribution made by each named executive officer, (iii) for Mr. Hornsby, the company recorded an expense of $232,000 in 2003 for services rendered and an expense of $288,424 in 2004 as the net present value of future payments to be made to Mr. Hornsby for life, all in addition to his 401(k) match and (iv) for Mr. Norelid, the company recorded an expense of $370,000 representing payments under his Severance Agreement, in addition to his 401(k) match. We were reimbursed in 2003 for the non-term premium payments as the split-life agreement was terminated.
(3)	Became Chief Executive Officer as of April 18, 2005.
(4)	As of December 31, 2004, Mr. Hornsby ceased to be employed by us as an executive officer. He remains a director and is standing for re-election.
(5)	As of January 1, 2005, Mr. Norelid ceased to be employed by us and ended his service as an executive officer pursuant to a Separation Agreement he entered into with us.
(6)	As of on June 15, 2005, Mr. Smith ceased to be employed by us and ended his service as an executive officer pursuant to a Separation Agreement he entered into with us.

Option Grants and Long-Term Incentive Awards

The following table sets forth certain information concerning aggregate option exercises in the last fiscal year and stock option grants to our named executive officers during the 2004 year. No stock appreciation rights or long-term incentive awards were granted to our named executive officers during 2004.

OPTION GRANTS IN LAST FISCAL YEAR

	Number of securities underlying options (#)(1)	Percent of total options granted to all employees in fiscal year (%)	Exercise price ($/Sh)	Expiration Date	Grant date present value ($)(2)
Stephen J. Ruzika	50,000	28.7%	9.00	7/30/14	$478,904

(1)	Options vest at the rate of 33 1/3% on each anniversary of the date of the grant, June 7, 2004.
(2)

The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options granted. The following facts and assumptions were used in making such calculation: (i) exercise prices as indicated in the table above; (ii) fair market value equal to the respective exercise price of each option on the date of the grants; (iii) a dividend yield of 0%; (iv) an expected stock option term of six years; (v) a stock price volatility of 25.0% based on an analysis of monthly stock closing prices of common stock during the preceding 44 months; and (vi) a risk-free interest rate of 3.16% for the options granted on July 30, 2004, which is equivalent to the yield of a six-year Treasury note on the date of the grants. No other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied. The resulting grant date present value for each stock option was multiplied by the number of stock options granted.

Aggregated Fiscal Year-End Option Value Table

The following table sets forth information concerning unexercised stock options held by our named executive officers as of December 31, 2004. No stock appreciation rights have been granted or are outstanding.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

	Shares acquired on exercise	Value realized (1)	Number of securities underlying unexercised options at fiscal year end (#)		Value of unexercised in-the-money- options at fiscal year end ($) (1)
Name	(#)	($)	exercisable	unexercisable	exercisable	unexercisable
Donald L. Smith, Jr.	50,000	$702,500	77,280	3,420	$1,025,208	$33,687
Stephen J. Ruzika	—	—	50,000	—	—	335,000
Richard L. Hornsby	44,651	546,874	45,004	3,420	536,088	33,687
Jan A. Norelid	63,680	788,078	54,820	—	584,967	—
Kevin M. Smith (2)	30,000	426,000	66,280	19,420	647,038	174,007
Donald L. Smith, III	—	—	81,730	26,920	958,605	274,282

(1)	The closing price for our common stock as reported on Nasdaq on December 31, 2004 was $15.70. Value is calculated by multiplying (a) the difference between $15.70 and the option exercise price by (b) the number of shares of our common stock underlying the option.
(2)	As of on June 15, 2005, Mr. Smith ceased to be employed by us pursuant to a Separation Agreement he entered into with us.

Employment Agreements

In June 2000, we entered into an amended Life Insurance and Salary Continuation Agreement with Donald L. Smith, Jr., our Chairman and former Chief Executive Officer and President. Mr. Smith retired as Chief Executive Officer on April 18, 2005 and receives annual payments of $253,800 for life. In the event that a spouse survives him, then the surviving spouse shall receive annual payments of $338,400 for the shorter of five years or the remainder of the surviving spouse’s life. As of June 30, 2005, the net present value of the future obligation is estimated at $1,943,072.

In June 2001, we entered into employment agreements with Messrs. Hornsby, Norelid, Kevin M. Smith and Donald L. Smith, III. The term of the agreements are for one year, renewable annually for additional one-year terms. Each agreement stipulates an annual base salary with merit increases and bonuses as determined by our compensation committee. If any agreement is terminated by us without cause or terminated by the employee for “Good Reason”, which includes assignment of duties inconsistent with the executive’s position, then we will pay one year’s salary in severance. If we have a change in control, which includes a change of the majority of our board of directors not approved by the incumbent board, or members of Donald L. Smith, Jr.’s family controlling less than 20% of our shares, we will pay two year’s annual compensation upon termination of any agreement by either party. We will reimburse the employee any excise tax payable by the employee. Subject to certain conditions, during the employee’s employment with us and for a period of two years after his termination, the employee may not compete with our business. On March 26, 2004, we entered into an amendment of Mr. Hornsby’s employment agreement pursuant to which payments due to Mr. Hornsby in the event of a change in control were eliminated. Mr. Hornsby’s agreement terminated on December 31, 2004. Also, Messrs. Norelid and Kevin M. Smith each entered into a Separation Agreement with us. See below.

We have entered into a retirement agreement with Mr. Hornsby. He retired from his position with us as an Executive Vice President at the end of 2004. During 2005, he will still receive his full salary. Beginning in 2006 he will receive annual payments of $32,000 for life. During 2003, we recorded an expense of $232,000 for services rendered. This amount will be paid out in 2005. We expensed the net present value of the obligation to pay Mr. Hornsby $32,000 annually for life over his estimated remaining service period with us, i.e. during 2004. As of June 30, 2005, the net present value of the future obligation is estimated at $441,331.

Jan A. Norelid, our former Chief Financial Officer, entered into a Separation Agreement with us (the “Norelid Separation Agreement”), which became effective on October 6, 2004 and outlines the terms of his separation from Devcon. Pursuant to the terms of the Norelid Separation Agreement, Mr. Norelid’s Employment Agreement, dated June 11, 2001, with us continued, and Mr. Norelid remained as our Chief Financial Officer, through January 1, 2005. Mr. Norelid was paid his current regular salary and continued to receive normal benefits during this period. Under the terms of the Norelid Separation Agreement, on January 7, 2005, Mr. Norelid was paid a $25,000 bonus for prior services. Mr. Norelid also received a severance payment consisting of two year’s of his current annual salary. Mr. Norelid is also entitled to receive benefits or, if such benefits cannot continue during the severance period provided in the Norelid Separation Agreement, the cash equivalent of the current cost to us for providing such benefits. The vesting of 19,420 unvested stock options owned by Mr. Norelid was accelerated and all of such options became exercisable on January 1, 2005. The terms of the Norelid Separation Agreement require Mr. Norelid to provide fifty hours of consulting for us each year for no additional consideration. Thereafter, he will be paid at a rate of $300 per hour. The Norelid Separation Agreement includes a release by each of us and Mr. Norelid of claims that either party may have against the other in respect of Mr. Norelid’s employment or the termination of such employment as well as covenants relating to non-solicitation of employees by Mr. Norelid, protection of our proprietary and confidential information, non-disparagement by Mr. Norelid and other matters.

In June 2004, we entered into an employment agreement with Mr. Ruzika, effective April 2, 2004. Under the terms of Mr. Ruzika’s employment agreement, we will pay Mr. Ruzika an annual salary equal to $325,000 plus any bonuses which the compensation committee determines to pay him in its sole discretion. In addition to this salary, Mr. Ruzika is entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits we provide to our other similarly situated executives, on the terms and at the level of participation determined by our compensation committee. In addition, Mr. Ruzika was granted 50,000 options with an exercise price of $9.00 per share upon the effectiveness of the employment agreement. Any options granted under these plans will vest in equal annual installments from the time of grant until the expiration date under the employment agreement. The employment agreement has a term of three years; however, this term may be further extended by the parties in writing in a separate instrument. Either we or Mr. Ruzika may terminate the employment agreement for any reason upon sixty (60) days prior written notice to the other. However, if (i) we terminate the agreement (which includes failing to renew the agreement after the initial three years) without cause, (ii) Mr. Ruzika terminates the agreement with cause or (iii) Mr. Ruzika fails to renew the agreement, then we are required to pay Mr. Ruzika severance payments at the rate of his salary in effect on the date of termination for two years, payable in accordance with our usual payroll schedule. In the event of specified changes in control of Devcon, all options previously granted to Mr. Ruzika will automatically vest and if Mr. Ruzika terminates his employment with us within one year of this change in control with cause, he will be entitled to the two years of severance payments described above. However, no transaction will be considered to be a change in control for purposes of triggering these severance obligations if the transaction in question involves the security services industry or is procured by Mr. Ruzika, Richard C. Rochon, Mario B. Ferrari, Coconut Palm Capital Partners, Ltd. or any affiliate of theirs. Mr. Ruzika is also subject to a three-year noncompete covenant to the extent his employment is terminated (including not renewing his employment agreement) in a manner that does not entitle him to the severance payments described above. Mr. Ruzika is also subject to a two-year noncompete covenant to the extent his employment is terminated (including not renewing his employment agreement) in a manner that does entitle him to the severance payments described above; however, if we fail to make these severance payments, Mr. Ruzika’s noncompete obligations will no longer be in effect.

Kevin M. Smith, our former Vice President – Materials Division, entered into a Separation Agreement with us (the “Smith Separation Agreement”), which became effective on June 15, 2005 and outlines the terms of his separation from Devcon. Pursuant to the terms of the Smith Separation Agreement, Mr. Smith’s Employment Agreement, effective as of June 11, 2001, with us continued, and Mr. Smith remained as our Vice President – Materials Division, through June 17, 2005. Mr. Smith was paid an amount equal to $220,100, less any amounts due to him under the Employment Agreement from June 1, 2005 through the date of termination. The payments will be paid on a bi-weekly basis consistent with our current payroll procedures through August 31, 2006. Mr. Smith is also entitled to receive benefits or, if such benefits cannot continue during the severance period provided in the Smith Separation Agreement, the cash equivalent of the current cost to us for providing such benefits. The vesting of 19,420 unvested stock options owned by Mr. Smith was accelerated and all of such options became exercisable on June 7, 2005. The terms of the Smith Separation Agreement require Mr. Smith to respond to and answer questions or other inquiries from us and advise us as reasonably requested at reasonable times and upon reasonable advance notice for no additional compensation until such time as the final payment is made under the Smith Separation

Agreement. The Smith Separation Agreement includes a release by each of us and Mr. Smith of claims that either party may have against the other in respect of Mr. Smith’s employment or the termination of such employment as well as covenants relating to non-solicitation of employees by Mr. Smith, protection of our proprietary and confidential information, non-disparagement by Mr. Smith and other matters. Additionally, the Smith Separation Agreement provided Mr. Smith the option to purchase certain of our net assets and contracts which relate to our Belvedere housing project in St. Maarten (the “Belvedere Project”) at any time until June 30, 2005. Mr. Smith did not exercise the option and, pursuant to the terms of the Smith Separation Agreement, the option expired.

Stock Option Plan

On April 1, 1999, our board of directors adopted the Devcon International Corp. 1999 Stock Option Plan, which was approved by our shareholders on June 10, 1999. The 1999 Plan was subsequently amended by our board of directors on April 21, 2003, which amendment was approved by our shareholders on June 6, 2003. This plan is the only plan under which we currently issue stock options. Under this plan, our compensation committee has the authority to grant incentive stock options and non-qualified stock options to key employees, directors, consultants and independent contractors and these options may be exercised using loans from us or shares of our common stock that are already owned by the holder. The effective date of this plan was April 1, 1999. As of the record date, options to purchase an aggregate of 481,320 shares of our common stock were outstanding under this plan and options to purchase an aggregate of 8,000 shares of our common stock were outstanding under our other stock option plans.

Shares Available for Awards; Annual Per-Person Limitations. Under the 1999 Plan, as amended, the total number of shares of common stock that may be subject to the granting of options at any time during the term of the plan is equal to 600,000 shares (authorized April 1, 1999); there are currently 5,000 shares remaining available for grant.

Our compensation committee or our board of directors, in its sole discretion, determines the persons to be awarded options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, our compensation committee or our board of directors has full power and authority to construe and interpret the 1999 Plan, and the acts of our compensation committee or our board of directors are final, conclusive and binding on all interested parties, including us, our shareholders, our officers and employees, recipients of grants under the 1999 Plan, and all persons or entities claiming by or through these persons.

Eligibility. The persons eligible to receive options under the 1999 Plan are our officers, directors, employees and independent contractors and officers, directors, employees and independent contractors of our subsidiaries. As of the record date, approximately 560 persons were eligible to participate in the 1999 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information relating to our equity compensation plans as of December 31, 2004.

Equity Compensation Plans	Number of shares to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance under compensation plans (1)
Approved by shareholders	724,564	$5.77	5,000
Not approved by shareholders	0	$0.00	0
Total	724,564	$5.77	5,000

(1)	Excluding shares reflected in first column.

There are no other shares of capital stock issued other than common stock. No employment or other agreements provide for the issuance of any shares of capital stock. There are no other options, warrants, or other rights to purchase securities of Devcon issued to employees and directors, other than options to purchase common stock issued under the 1986 Non-Qualified Stock Option Plan, the 1992 Directors Stock Option Plan, the 1992 Stock Option Plan, as amended, the 1999 Stock Option Plan, as amended, and the warrants issued in connection with the investment by Coconut Palm Capital Investors I, Ltd. Options to purchase 50,000 shares were issued to Matrix Desalination, Inc. at an exercise price of $6.38 in May 2003. The vesting of the options issued to Matrix was dependent on the consummation of certain investments for DevMat Utility Resources, LLC. For more information regarding our equity compensation plans, see Note 10 to our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Repurchases of Company Shares

We terminated our share repurchase plan on November 8, 2004. On November 17, 2004, we acquired 8,247 shares of our common stock from Mr. Jan Norelid, who was our Chief Financial Officer at the time. The purchase was related to the exercise of stock options in accordance with the terms of our stock option plans.

Compensation Committee Interlocks and Insider Participation

The membership of our compensation committee in 2004 consisted of James R. Cast, W. Douglas Pitts and Per-Olof Lööf.

We own a 50% interest in ZSC South, a joint venture, which owned one parcel of vacant land in South Florida that was sold in August 2005. Mr. Pitts, a director, owns a 5% interest in the joint venture. Courtelis Company manages the joint venture’s operations and Mr. Pitts is the President of Courtelis Company. ZSC South sold the final parcel on August 24, 2005 for an aggregate purchase price of $800,000.

Mr. Cast, a director of ours, through his tax and consulting practice has provided services to us and to Mr. Donald Smith, Jr. privately, for more than ten years. We paid Mr. Cast $59,400 and $58,000 for the consulting services provided to us in 2004 and 2003, respectively. Mr. Smith paid Mr. Cast $21,600 and $21,000 for the same periods, respectively.

No member of our compensation committee is presently an officer or an employee of ours. No executive officer of ours serves as a member of our compensation committee or of any entity where one or more of the executive officers of that entity serves as a member of our board of directors or compensation committee. There were no compensation committee interlocks during the fiscal year ended December 31, 2004.

Report of the Compensation Committee

Our compensation committee is primarily responsible for determining the compensation of our executive officers, although our Chief Executive Officer and President make recommendations to our committee as to the compensation of our executive officers. Our compensation committee’s general philosophy is to offer competitive compensation programs designed to attract and retain qualified executives, to motivate performance to achieve specific goals and to align the interests of senior management with the long-term interests of our shareholders.

In determining compensation, job level, individual performance and overall company performance are considered. More specifically, factors considered include, with respect to all other officers, the Chief Executive Officer and President’s recommendations, specific accomplishments of the executive officer, our historical and projected performance, sales, earnings, financial condition and return on equity and economic conditions. These factors and the ultimate determination of compensation are subjective. We attempt to provide incentives to retain qualified executive officers, but also believe that the compensation paid to our executives is well within the range of compensation paid to similarly situated executives at other companies in similar industries or at companies having similar market capitalization. Given the level of our executive officers’ compensation, our compensation committee does not believe that it is necessary to incur the expense of formal studies or market analysis.

While bonuses are also related to individual performance, company performance is emphasized more in determining bonus payments than in determining base salary. This is particularly true at the highest level of management. In considering performance, generally earnings are most emphasized, although revenues and financial condition are also considered. The amount of any bonus is not generally tied to specific performance criteria, although specific unusual efforts may be recognized, but is also subjectively determined based upon an analysis of the aforementioned factors. An executive officer could receive a bonus in a year when we are not profitable, based upon his individual performance or areas of responsibility. Two executive officers were awarded a bonus of $25,000 totaling $50,000 after review of the foregoing factors and in consideration of specific efforts during fiscal 2004; one bonus was paid in 2004 and the other was paid in 2005. We also attempt to provide incentives to our executive officers to remain with us and to improve long-term performance through the grant of stock options. Options allow executive officers to share, to some extent, in shareholders’ return on equity. Typically, our options vest annually in equal amounts over a predetermined term. The determination of how many options to grant to an executive officer depends, to varying degrees, on the number of outstanding options held by the executive officer, his job level and performance and our performance. Limited options have been issued to executive officers since 1999, and, as a means of providing an additional incentive to some executive officers, options to purchase 50,000 shares of our common stock were issued in 2004 to two executive officers, including our current President and Chief Executive Officer, Mr. Stephen J. Ruzika.

As a result of the foregoing factors, the President and Chief Executive Officer’s base salary was not increased in 2004. In addition, he received no bonus or stock options in 2004. In determining not to reduce the President and Chief Executive Officer’s compensation from its existing level our compensation committee took into consideration, in addition to the other factors mentioned above, the time and effort being expended by the President and Chief Executive Officer, our results in 2004, the President and Chief Executive Officer’s experience and expertise in handling the issues facing us and the perceived progress toward enabling us to meet future goals. The final determination, after reviewing these factors, was subjective.

We have various obligations under our 401(k) plan and with respect to split dollar insurance premiums, all of which were met. In December 1993, the Internal Revenue Service issued proposed regulations concerning compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) generally disallows a public company’s deduction for compensation to any one of specified employees (primarily executive officers) in excess of $1.0 million per year unless the compensation is pursuant to a plan or performance goals approved by the public company’s shareholders. None of our named executive officers presently receives, and our compensation committee does not anticipate that these persons will receive, annual cash compensation in excess of the $1.0 million cap provided in Section 162(m).

Submitted by the Compensation Committee of the Board of Directors.

Members of The Compensation Committee:

James R. Cast, Per-Olof Lööf, W. Douglas Pitts

REPORT OF THE AUDIT COMMITTEE

The audit committee of our board of directors is established under our bylaws and our audit committee charter adopted by our board of directors on February 27, 2004. Our audit committee’s charter was filed with our proxy statement in 2004.

Our management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing the independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. Our audit committee is comprised of three non-management directors and its responsibility is generally to monitor and oversee the processes described in our audit committee charter. The members of our audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. Our audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles. Each member of our audit committee is independent in the judgment of our board of directors as required by the listing standards of Nasdaq, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission adopted under Sarbanes-Oxley, as of this date. With respect to the period ended December 31, 2004, in addition to its other work, our audit committee held 9 meetings and took no actions by unanimous written consent in fiscal 2004, and:

•	Reviewed and discussed with our management and the independent auditors our audited consolidated financial statements as of December 31, 2004;

•	Discussed with the independent auditors the matters required to be discussed by auditing standards generally accepted in the United States of America;

•	Discussed with the independent auditors the firm’s independence;

•	Received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1; and

•	The independent auditors met with our audit committee without management being present.

Our audit committee also reviews and approves transactions between us and our affiliates, including our officers and directors. The audit committee has also reviewed transactions which occurred prior to its review. For more information, see “Certain Relationships and Related Transactions” below. The audit committee’s and our policy is that all of these transactions be reviewed and approved by the audit committee prior to being entered into.

In fulfilling its responsibilities, our audit committee selected KPMG LLP to be our independent accountants. KPMG has discussed with our audit committee and provided written disclosures to our audit committee regarding (1) the firm’s independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards.

Our audit committee chairman communicates with the external auditors regarding both quarterly and year-end reporting issues. On an informal basis the chairman communicates with the members of our audit committee outside of meetings with regard to significant issues that need to be brought to their immediate attention. Otherwise, communication between the members is mostly during meetings.

Consistent with the Securities and Exchange Commission’s policies regarding auditor independence, our audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, our audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Based upon the review and discussions referred to above, and subject to the limitations on its role and responsibilities described above and in our audit committee charter, our audit committee recommended to our board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors.

Members of The Audit Committee:

W. Douglas Pitts, Per-Olof Lööf , Gustavo R. Benejam

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative total shareholder return on our common stock over the last five fiscal years as compared to the total returns of the Nasdaq stock market index and the Dow Jones building material index. Returns are based on the change in year-end to year-end price and assume reinvested dividends. The graph assumes $100 was invested on December 31, 1999 in our common stock, the Nasdaq stock market index and the Dow Jones building materials index.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
Devcon International Corp.	100.00	120.21	111.91	115.75	122.40	260.54
Nasdaq Stock Market (U.S.)	100.00	60.09	45.44	26.36	38.55	40.87
Dow Jones U.S. Building Materials	100.00	99.68	101.64	88.86	121.31	163.50

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

On August 12, 2005, we entered into a Management Services Agreement, dated as of August 12, 2005 (the “Management Agreement”), with Royal Palm Capital Management, LLLP (“Royal Palm”) to provide management services assisting us with, among other matters, establishing certain office, accounting and administrative procedures, obtaining financing relating to business operations and acquisitions, developing and implementing advertising, promotional and marketing programs, facilitating certain securities matters (both proposed offerings and ongoing compliance issues) and future acquisitions and dispositions, developing tax planning strategies, and formulating risk management policies. Under the terms of the Management Agreement, we agree to pay Royal Palm a management fee of $30,000 per month, retroactive to April 18, 2005. We also agreed to reimburse Royal Palm for all reasonable out-of-pocket expenses it incurs while performing its services under the Management Agreement. The agreement has an initial term of one year and automatically renews for successive one year terms until either party gives written notice of its intention not to renew or either party terminates due to the other party materially breaching its duties and obligations. On our behalf, our audit committee determines whether we may seek to terminate the agreement for a material breach.

Royal Palm is an affiliate of Coconut Palm Capital Investors I, Ltd. with whom we completed a transaction on June 30, 2004, whereby Coconut Palm invested $18 million into Devcon for the purpose of entering into the electronic security services industry. As a result of the transaction and subsequent transactions, Coconut Palm is currently the beneficial owner, but not the owner of record, of 2,000,000 shares of our common stock and an additional 4,000,000 shares of our common stock issuable upon the exercise of presently exercisable warrants. The beneficial ownership of these shares and warrants is solely attributed to a voting arrangement among the limited partners of Coconut Palm granting Coconut Palm’s general partner a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners. Richard Rochon and Mario Ferrari, two of our directors, are principals of Coconut Palm and Royal Palm. Donald Karnes, a director nominee, is a minority owner of Coconut Palm. Robert Farenhem, the Company’s interim CFO, is also a principal of Royal Palm. See “Securities Ownership – Voting Arrangement” above.

We lease from the wife of our Chairman, Mr. Donald L. Smith, Jr., a 1.8-acre parcel of real property in Deerfield Beach, Florida. This property is being used for our equipment logistics and maintenance activities. The annual rent for the period 1996 through 2001 was $49,000. In January 2002, a new 5-year agreement was signed; the annual rent was increased to $95,400. This rent was based on comparable rental contracts for similar properties in Deerfield Beach, as evaluated by management.

As of January 1, 2003, we entered into a payment deferral agreement with a resort project in the Bahamas, in which our Chairman, a marital trust of a former director and one of our subsidiaries are minority partners. Several notes, which are guaranteed partly by certain owners of the project, evidence the loan totaling $2.4 million and our Chairman has issued us a personal guarantee for the total amount due under this loan agreement. The balance as of June 30, 2005, including accrued interest, was $2.9 million.

We have various construction contracts with an entity in the Bahamas. Our Chairman, a marital trust of a former director and one of our subsidiaries are minority shareholders in the entity, owning 11.3 percent, 1.55 percent and 1.2 percent, respectively. Mr. Smith, our Chairman, is also a member of the entity’s audit and finance committee. The contract for $29.3 million was completed during the second quarter of 2004. We entered into various smaller contracts with the entity in the first half of 2004, totaling $1.0 million, which have all been completed. In early 2004, we entered into a $15.2 million contract to construct a marina and breakwater for the same entity. The entity secured third party financing for this latter contract. In connection with contracts with the entity in the Bahamas, we recorded revenues of $9.4 million for 2004 and $5.6 million for the six months ended June 30, 2005.

The outstanding balance of trade receivables from the entity in the Bahamas was $1.3, $1.0 and $0.9 million as of June 30, 2005, December 31, 2004 and December 31, 2003, respectively. The outstanding balance of long-term note receivables was $2.8, $2.7 and $2.5 million as of June 30, 2005, December 31, 2004 and December 31, 2003, respectively. We have recorded interest income of $50,000, $109,795, $101,556 and $0 for the six months ended June 30, 2005 and the years ended December 31, 2004, 2003 and 2002, respectively. The billings in excess of cost and estimated earnings, net, were $180,252, $538,451 and $269,345 for the six months ended June 30, 2005 and the years ended December 31, 2004 and December 31, 2003, respectively. Mr. Smith has guaranteed the payment of the receivables from the entity, up to a maximum of $3.0 million, including the deferral agreement described above.

On June 6, 1991, we issued a promissory note in favor of Donald Smith, Jr., our Chairman, in the aggregate principal amount of $2,070,000. The note provided that the balance due under the note was due on January 1, 2004, but this maturity date has been extended by agreement between Mr. Smith and us to October 1, 2005. The note is unsecured and bears interest at the prime rate. Presently $1.7 million is outstanding under the note. The balance under the note becomes immediately due and payable upon a change of control (as defined in the note). The note defines a “change of control” as the acquisition or other beneficial ownership, the commencement of an offer to acquire beneficial ownership, or the filing of a Schedule 13D or 13G with the Securities and Exchange Commission indicating an intention to acquire beneficial ownership, by any person or group, other than Mr. Smith and members of his family, of 15% or more of the outstanding shares of our common stock. However, under the terms of a guarantee dated March 10, 2004, by and between us and Mr. Smith where Mr. Smith guarantees a receivable from Emerald Bay Resort amounting to $2.4 million, Mr. Smith must maintain collateral in the amount of $1.8 million. Consequently, only $300,000 of the balance under the note is due upon demand and could be paid back unless some other form of collateral is substituted and $1.4 million is due on October 1, 2006.

Our subsidiary in Puerto Rico sells a significant portion of its products to a company controlled by a minority shareholder in the subsidiary. This minority shareholder is controlled by a former director, Jose A. Bechara, Jr., Esq. Mr. Bechara resigned from the board at the annual meeting held in July 2004. As he is no longer a board member, only transactions up to July 31, 2004 are considered to be related party transactions. Our revenue from these sales was $1.3 million for the period January 1, to July 31, 2004 and $2.5 million for the year ended December 31, 2003, compared to $3.5 million for the year ended December 31, 2002. The outstanding balance of receivables from the minority shareholder was $0, $0 and $195,000 as of June 30, 2005, December 31, 2004 and 2003, respectively. The price of the products is governed by firm supply agreements, renegotiated every other year. Comparable prices from other quarries are studied and used in the price negotiation.

This same joint venture subsidiary in Puerto Rico has transactions with the joint venture partners. A company controlled by one of the partners provides drilling and blasting services for our quarry in Guaynabo. The price for the services is negotiated periodically, primarily by comparison to the cost of Devcon performing the work. In 2001, the subsidiary entered into a 36-month lease agreement for equipment located in the Aguadilla facility with another company controlled by this partner. An amendment was agreed upon by both parties to extend the lease through March 2007. The agreement also contains an option to buy the equipment. There are no clear comparable prices in the market place and no third party evaluation of the fairness of the transaction was completed. The subsidiary will recuperate its recorded book value of the assets, should the purchase option be exercised.

Our policies and codes provide that related party transactions be approved in advance by either the audit committee or a minority of disinterested directors. As indicated, we completed a construction contract totaling $29.3 million with an entity in the Bahamas in which our Chairman and a former director are minority shareholders. During the last half of 2003 and the first half of 2004, one of our subsidiaries commenced certain additional work for this entity for which it has billed or is billing approximately $15.2 million, $9.0 million of which has been paid through December 31, 2004. We did not obtain audit committee approval prior to doing the additional work. Subsequently, the audit committee reviewed the work and determined that the terms and conditions under which we entered into such work were similar to the terms and conditions of work we have agreed to perform for unrelated third parties. Mr. Smith guaranteed $270,000 of the amount due for this work, and due to the failure of the entity to pay the invoice, Mr. Smith paid this amount to us in November 2004.

We own a 50% interest in ZSC South, a joint venture, which owned one parcel of vacant land in South Florida that was sold in August 2005. Mr. W. Douglas Pitts, a director, owns a 5% interest in the joint venture. Courtelis Company manages the joint venture’s operations and Mr. Pitts is the President of Courtelis Company. ZSC South sold the final parcel on August 24, 2005 for an aggregate price of $800,000.

On April 1, 2004, our audit committee approved a transaction to enter into an excavation contract with the entity in the Bahamas to excavate certain parcels of the entity’s real estate. The payment of the contract was guaranteed in full by Donald L. Smith, Jr., our Chairman, and two other owners of the entity. The outstanding amount for the contract was paid by the entity in the third quarter of 2004.

Effective April 1, 2004, one of our subsidiaries acquired the assets of a ready-mix operation from the entity in the Bahamas. Our subsidiary acquired 86% of the joint venture and we offset monies due us against payment for the assets.

On July 30, 2004, we purchased an electronic security services company managed and controlled by Mr. Ruzika for approximately $4.7 million, subject to certain purchase price adjustments after the closing. The allocation of the assets of the company purchased was based on fair value and included $70,000 of working capital, $306,000 of property, plant and equipment, $2.6 million of customer contracts, $356,000 of deferred tax assets and $1.7 million of goodwill and other intangibles. We assumed $277,000 of deferred revenue liability. We paid the purchase price with a combination of $2.5 million in cash and 214,356 shares of our common stock. Additionally, up to 17,642 shares of our common stock may be issued upon finalization of specified purchase price adjustments. A purchase price reduction adjustment of $91,000 was agreed to in 2005.

Mr. James R. Cast, a director of ours, through his tax and consulting practice has provided services to us and to Mr. Donald Smith, Jr. privately, for more than ten years. We paid Mr. Cast $29,700, $59,400 and $58,000 for the consulting services provided to us through June 30, 2005 and in calendar 2004 and 2003, respectively. Mr. Smith paid Mr. Cast $14,074, $21,600 and $21,000 for the same periods, respectively.

We sell products to corporations formerly controlled by Mr. Robert D. Armstrong, a former director of ours who recently passed away. The amount of product sold is less than 5% of our gross receipts. We purchase products from corporations formerly controlled by Mr. Armstrong. The materials sold totaled $456,376, $610,604 and $262,000 for the six months ended June 30, 2005 and in 2004 and 2003. Corporations formerly controlled by Mr. Armstrong sometimes offer to sell asphalt to customers in St. Croix to whom we may also quote concrete and aggregate products in competition with the asphalt. We also sometimes compete for construction contracts with corporations formerly controlled by Mr. Armstrong.

We have entered into a retirement agreement with Mr. Richard Hornsby, our former Executive Vice President. He retired from Devcon at the end of 2004, but remains a director of ours. During 2005 he will still receive his full salary. Beginning in 2006 he will receive annual payments of $32,000 for life. During 2003, we recorded an expense of $232,000 for services rendered; this amount will be paid out in 2005. We expensed the net present value of the obligation to pay Mr. Hornsby $32,000 annually for life, over his estimated remaining service period with us, i.e. during 2004. As of June 30, 2005, the net present value of the future obligation is estimated at $441,331.

Jan A. Norelid, our former Chief Financial Officer, entered into the Separation Agreement with us, which became effective on October 6, 2004 and which outlines the terms of his separation from Devcon. Pursuant to the terms of the Separation Agreement, Mr. Norelid’s Employment Agreement, dated June 11, 2001, with us continued, and Mr. Norelid remained as our Chief Financial Officer, through January 1, 2005. Mr. Norelid was paid his current regular salary and continued to receive normal benefits during this period. Under the terms of the Separation Agreement, on January 7, 2005, Mr. Norelid was paid a $25,000 bonus for prior services. Mr. Norelid also received a severance payment consisting of two years of his current annual salary. Mr. Norelid is also entitled to receive benefits or, if such benefits cannot continue during the severance period provided in the Separation Agreement, the cash equivalent of the current cost to us for providing such benefits. The vesting of 19,420 unvested stock options owned by Mr. Norelid was accelerated and all of such options became exercisable on January 1, 2005. The terms of the Separation Agreement require Mr. Norelid to provide fifty hours of consulting for us each year for no additional consideration. Thereafter, he will be paid at a rate of $300 per hour. The Separation Agreement includes a release by each of us and Mr. Norelid of claims that either party may have against the other in respect of Mr. Norelid’s employment or the termination of such employment as well as covenants relating to non-solicitation of employees by Mr. Norelid, protection of our proprietary and confidential information, non-disparagement by Mr. Norelid and other matters.

Kevin M. Smith, our former Vice President – Materials Division, entered into a Separation Agreement with us (the “Smith Separation Agreement”), which became effective on June 15, 2005 and outlines the terms of his separation from Devcon. Pursuant to the terms of the Smith Separation Agreement, Mr. Smith’s Employment Agreement, effective as of June 11, 2001, with us continued, and Mr. Smith remained as our Vice President – Materials Division, through June 17, 2005. Mr. Smith was paid an amount equal to $220,100, less any amounts due to him under the Employment Agreement from June 1, 2005 through the date of termination. The payments were paid on a bi-weekly basis consistent with our current payroll procedures through August 31, 2006. Mr. Smith is also entitled to receive benefits or, if such benefits cannot continue during the severance period provided in the Smith Separation Agreement, the cash equivalent of the current cost to us for providing such benefits. The vesting of 19,420 unvested stock options owned by Mr. Smith was accelerated and all of such options became exercisable on June 7, 2005. The terms of the Smith Separation Agreement require Mr. Smith to respond to and answer questions or other inquiries from us and advise us as reasonably requested at reasonable times and upon reasonable advance notice for no additional compensation until such time as the final payment is made under the Smith Separation Agreement. The Smith Separation Agreement includes a release by each of us and Mr. Smith of claims that either party may have against the other in respect of Mr. Smith’s employment or the termination of such employment as well as covenants relating to non-solicitation of employees by Mr. Smith, protection of our proprietary and confidential information, non-disparagement by Mr. Smith and other matters. Additionally, the Smith Separation Agreement provided Mr. Smith the option to purchase certain of our net assets and contracts which relate to the our Belvedere housing project in St. Maarten at any time until June 30, 2005. Mr. Smith did not exercise the option and, pursuant to the terms of the Smith Separation Agreement, the option expired.

INDEPENDENT AUDITORS

The firm of KPMG LLP, independent registered public accounting firm, has been our auditor since 1980 and has advised us that the firm does not have any direct financial interest or indirect financial interest in us or any of our subsidiaries, nor has this firm had any such interest in connection with us or our subsidiaries during the past four years, other than in its capacity as our independent registered public accounting firm. Our board of directors, on the recommendation of our audit committee, has reappointed KPMG as our independent registered public accounting firm for the year ended December 31, 2005. The audit committee will pre-approve any services to be provided by KPMG, which will only be audit services and permissible non-audit services.

Audit Fees

The aggregate fees billed by KPMG LLP for audit and review of our financial statements were $624,000 and $273,000 for each of 2004 and 2003, respectively.

Audit-Related Fees; Tax Fees; Financial Information Systems Design and Implementation Fees; All Other Fees

KPMG LLP did not provide any consulting services, audit-related services or services related to tax issues, financial information systems design and implementation or any other matter, except for audit fees, during 2004 or 2003.

All audit-related services, tax services and other services were pre-approved by the audit committee, which concluded that the provision of these services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee’s charter provides the audit committee has authority to pre-approve all audit and allowable non-audit services to be provided to us by our outside auditors.

In its performance of these responsibilities, prior approval of some non-audit services is not required if:

(i)	these services involve no more than 5% of the revenues paid by us to the auditors during the fiscal year;

(ii)	these services were not recognized by us to be non-audit services at the time of the audit engagement, and

(iii)	these services are promptly brought to the attention of the audit committee and are approved by the audit committee prior to completion of the audit for that fiscal year.

The audit committee is permitted to delegate the responsibility to pre-approve audit and non-audit services to one or more members of the audit committee so long as any decision made by that member or those members is presented to the full audit committee at its next regularly scheduled meeting.

The audit committee annually reviews the performance of our independent registered public accounting firm and the fees charged for its services.

The audit committee has considered whether the provision of the above-described services is compatible with maintaining KPMG’s independence and believes the provision of such services is not incompatible with maintaining this independence.

OTHER BUSINESS

Our board of directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise. Discretionary authority to vote on such matters is conferred only by the granting of such proxies.

A copy of our Annual Report on Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, except for exhibits, previously filed with the Securities and Exchange Commission accompanies this proxy statement and is incorporated in this proxy statement by reference. Upon request, we will provide copies of the exhibits to the Annual Report at no additional cost. All requests should be directed to our Corporate Secretary at 1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at our 2005 Annual Meeting of Shareholders and who wishes to have their proposal included in our proxy statement for that meeting, must deliver the proposal, not exceeding 500 words in length, to our Corporate Secretary in writing no later than June 23, 2006.

Under our bylaws, nominations for director may be made only by our board of directors or a committee of our board of directors, or by a shareholder entitled to vote who delivers notice to us not less than 120 days nor more than 180 days prior to the first anniversary of the date of the notice of the preceding year’s annual meeting unless the date of the annual meeting is scheduled to be more than 30 days earlier than the date set forth in the previous year’s proxy statement. For our meeting in the year 2005, we must receive this notice on or after April 1, 2006, and on or before May 31, 2006. Our board of directors will consider nominations, which are timely received. A copy of the full text of the bylaws discussed above may be obtained by writing to our Corporate Secretary at 1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.

By Order of the Board of Directors,

Stephen J. Ruzika
Chief Executive Officer and President

Deerfield Beach, Florida

October 3, 2005

DEVCON INTERNATIONAL CORP.

COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY – 2005 ANNUAL MEETING OF SHAREHOLDERS – OCTOBER 21, 2005

The undersigned, a holder of Common Stock of Devcon International Corp., a Florida corporation (the “Company”), does hereby appoint Stephen J. Ruzika and Robert C. Farenhem, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at our 2005 Annual Meeting of Shareholders to be held at 11:00 a.m., local time, at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida, on Friday, October 21, 2005, and at any adjournment(s), or postponement(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

1.	PROPOSAL 1.

Election of nine (9) members to the Company’s Board of Directors to serve until the 2006 annual meeting or until their successors have been duly elected and qualified.

☐	VOTE FOR all nine (9) nominees listed in the Proxy Statement, except vote withheld from the following nominee(s) (if any).

☐	VOTE WITHHELD from all nominees.

2.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

(Continued and to be signed on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of 2005 Annual Meeting of Shareholders and Proxy Statement, both dated October 3, 2005, and the Company’s Annual Report on Form 10-K and Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004.

Dated: , 2005
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